EXHIBIT A-2



October 26, 1994



Security and Exchange Commission
450 West Fifth Street
Judiciary Plaza
Washington, D.C.  20549

Re:	Public Utility Holding Company Act of 1935 -
   	Investments in Foreign Utility Companies by
	   Pacific Enterprises

Ladies and Gentlemen:

	Pacific Enterprises, the corporate parent of Southern California Gas Company ("SoCalGas"), has advised us that it may from time to time directly or indirectly acquire and maintain interests in one or more "foreign utility companies" as that term is defined in the Public Utility Holding Company Act of 1935, as amended (the "Holding Company
Act). Such foreign utility companies will derive no part of their income from electric or gas utility operations within the United States.

	SoCalGas is a "gas corporation" and a "public utility" (as those terms are defined in the California Public Utilities Code) and, as such, is subject to our jurisdiction over its utility operations within California, including its retail gas rates. SoCalGas is also a "public utility company" (as that term is defined in Holding Company Act) and a "subsidiary company (as so defined) of Pacific Enterprises. Consequently, Pacific Enterprises is a "holding company" (as defined in the Holding Company Act) although it has obtained an exemption from all of the provisions of the Holding Company Act other than Section 9(a)(2) thereof which requires prior approval by the Securities and Exchange Commission for certain acquisitions of securities of public utility companies. In addition, Pacific Enterprises and SoCalGas may each become an "associate company" or an "affiliate" (as those terms are defined in the Holding Company Act) of the foreign utility companies in which Pacific Enterprises may acquire an interest.

	Pacific Enterprises has requested that we provide to the Securities and Exchange Commission the certification specified in
Section 33(a)(2) of the Holding Company Act with respect to our authority and resources to protect ratepayers subject to our jurisdiction and of our intention to exercise that authority. Providing that certification would permit Pacific Enterprises to acquire and maintain interests in foreign utility companies without condition or limitation by the Holding Company Act; would exempt such foreign utility companies from substantially all of the provisions of the Holding Company Act and would deem such foreign utility companies not to be public utilities for purposes of the Holding Company Act.

	In considering this matter, we have reviewed our regulatory authority provided by the California Public Utilities Code and the resources available to us to carry out our statutory responsibilities. We have also considered that the Holding Company Act permits us, upon the filing of a notice, to revise or withdraw the requested certification prospectively as to any future acquisition. In addition, Pacific Enterprises and SoCalGas have made a number of commitments to ease our regulatory task.

	This certification is expressly conditioned on agreement by Pacific Enterprises that SoCalGas will not seek to remove from the Commission's jurisdiction and transfer to the jurisdiction of the Federal Energy Regulatory Commission any of the pipeline facilities of SoCalGas currently or hereafter used to provide utility service in the State of California without first: 1) providing prior written notice to the Commission of such intention; and 2) obtaining from the Commission any authorizations or approvals which at such time may be required by the California Public Utilities Code or by other applicable California law.

	Accordingly, based upon the foregoing, we hereby certify to the Securities and Exchange Commission that we have the authority and resources to protect ratepayers subject to our jurisdiction and we intend to exercise that authority.

Sincerely,


//s//
Daniel Wm. Fessler
President of the Commission

cc:	Pacific Enterprises
	Southern California Gas Company